Exhibit 99.1

Kewaunee Scientific

Announces CFO Retirement

Exchange:	NASDAQ (KEQU)	Contact:	D. Michael Parker
704/871-3290

STATESVILLE, NORTH CAROLINA, July 16, 2015 / PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) reported today that D. Michael Parker, its Senior Vice President, Chief Financial Officer, Treasurer, and Secretary, has announced his plans to retire by the end of calendar year 2015, completing a successful 25-year career with the Company, including the last 20 years as its CFO, Treasurer, and Secretary. Mr. Parker also manages the investor relations function for the Company and serves on the boards of the Company’s foreign subsidiaries. He remains CFO and will continue with the Company through his retirement date to ensure a smooth transition process. The Company will conduct a formal search process for a new CFO.

“Mike has been a significant part of Kewaunee’s growth and success over the past 25 years, and I want to personally thank him for his service to the Company,” said David M. Rausch, Kewaunee’s President and CEO. “Mike, along with the strong finance team he has built, will ensure a seamless transition.”

During Mr. Parker’s tenure as CFO, Kewaunee Scientific established itself as the global leader in the laboratory construction industry, as the Company expanded its sales representation throughout Asia and the Middle East, including direct sales offices in India, Singapore, and China, a modern manufacturing facility in India, and an assembly operation in China. He leaves the Company in excellent financial condition with an experienced global finance organization.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters is located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company’s China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 ● FAX 704-873-1275